                                                                   EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

            This Employment Agreement (this "Agreement") is entered into by and between Alliance Entertainment Corp, a Delaware corporation (the "Company"), and Alan Tuchman, a resident of the State of Florida ("Executive").

                               TERMS OF AGREEMENT

            In consideration of the mutual covenants contained herein, and subject to the conditions herein set forth, the parties hereby agree as follows:

1.    EMPLOYMENT

      a.    POSITION. Executive shall be the President of the Company.

      b. BOARD OF DIRECTORS. At all times during the term of this Agreement, the Company shall cause Executive to be nominated as a member of the Company's Board of Directors.

      c. DUTIES. The Executive shall have full responsibility for all the day-to-day activities of the Company and its affiliated companies and over all officers and employees of the Company, and shall have responsibilities commensurate with those normally performed by a President. In such capacity, the Executive shall report directly to the Chief Executive Officer of the Company.

      d. PLACE OF EMPLOYMENT. During the term of this Agreement, the Executive shall perform the services required by this Agreement at the principal executive office of the Company.

      e. EMPLOYMENT TERM. Unless terminated in accordance with its provisions, this Agreement shall be for an initial term of three (3) years from the Effective Date (the "Employment Term"). The Employment Term is subject to early termination in accordance with the provisions set forth in Section 3 hereof.

      f. PERFORMANCE OF DUTIES. The Executive agrees to devote his full time and best efforts to the performance of his duties and to serve the Company well and faithfully in conformity with the direction of the Chief Executive Officer, Board and written policies of the Company.

      g. COMPENSATION. As compensation for Executive's services and in consideration of the covenants set forth in Sections 5, 6, 7, 8, 9, and 10 below, the Company shall pay to Executive the following compensation during the Employment Term, subject to any withholding and other taxes:

            i. Base Salary. The Company shall pay to Executive a Base Salary equal to $411,530.86 annually during the Employment Term. The Base Salary shall be payable in accordance with the Company's customary payroll practices and procedures and shall be prorated for any partial year during the Employment Term. Executive's Base Salary shall be reviewed no less frequently than annually by the Board of Directors of the Company to determine whether or not such Base Salary should be adjusted in light of Executive's duties, responsibilities, and performance.

            ii. Bonus. The Company shall provide Executive an annual Bonus potential equal to Fifty (50%) Percent of Executive's Base Salary. The actual Bonus paid to Executive will depend on Executive meeting performance goals established by the Board.

            iii. Stock Options. Executive shall be entitled to participate in the incentive stock option plan to be adopted by the Company each year.

            iv. Executive Benefits. Executive shall be entitled to participate in all Executive benefit plans and programs, if any, (including 401(k) Plan, medical, dental, short and long term disability and life insurance plans and programs) that are established and made generally available by the Company from time to time to its Executives, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs.

            v. Automobile. Executive shall be entitled to a car allowance in the amount of $1,000 per month. In connection therewith, the Executive shall be responsible for any and all expenses related to such automobile, including but not limited to insurance, maintenance, gas and repairs for such automobile.

            vi. Vacation and Holidays. Executive shall be entitled to paid vacation and holidays pursuant to the Company's Personal Absence Time Policy, to be taken at such time(s) as shall not, in the reasonable judgment of the Executive's supervisor, interfere with Executive's fulfillment of Executive's employment duties hereunder and otherwise in accordance with the Company's policies and procedures in effect.

            vii. Officers' and Directors' Liability Insurance; Indemnification. The Company at its expense will provide officers and directors indemnity and liability insurance coverage to Executive, based on, and subject to, terms and insurance levels that are commercially available and typical in the industry, and no less favorable in any material respect to Executive than the terms and levels applicable to the coverage provided to other officers and/or directors of the Company.

2. REIMBURSEMENT OF EXPENSES. The Company shall pay or reimburse Executive for all reasonable and necessary travel, entertainment and other expenses incurred by Executive in connection with the performance of Executive's duties hereunder during the Employment Term; provided, that (a) such expenditure is of a nature deductible under Section 162 of the U.S. Internal Revenue Code on the Federal income tax return of the Company as a business expense and not deductible as compensation to Executive, and (b) Executive provides the Company with such documentary evidence as shall in the opinion of the Company be required by the Code or any regulation promulgated thereunder for the substantiation of such expenditure as a deductible business expense of the Company and not as deductible compensation to Executive. Executive agrees that, if at any time, any payment made to Executive by the Company as a business expense reimbursement shall be disallowed as a deductible expense to the Company by the appropriate taxing authorities, Executive shall reimburse the Company to the full extent of such disallowance.

3. TERMINATION. This Agreement and Executive's employment hereunder, may be terminated as follows:

      a. FOR CAUSE. As used herein, "Cause" shall mean (i) the Executive shall have committed an act of fraud, embezzlement or misappropriation against the Company or committed a material breach of fiduciary duty owed to the Company; or (ii) the Executive shall have been convicted by a court of competent jurisdiction (or entered a plea of guilty or nolo contendere) of any felony or crime involving moral turpitude or fraud; or (iii) the Executive shall have engaged in material violations of his obligations under this Agreement other than as a result of incapacity due to physical or mental illness, which violations (A) are demonstrably willful and deliberate on Executive's part, (B) are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company; or (iv) the Executive's failure or refusal to timely comply with a written directive of the Chief Executive Officer (or such other executive designated by the Company), provided that such directive is consistent with the Executive's position; and provided further that such directive does not require the commission by the Executive of an illegal act. Should Executive dispute the validity of any such alleged Cause, the matter shall be finally determined in accordance with the arbitration provisions of
            Section 18 of this Agreement.

      b. DEATH. In the event of Executive's death, this Agreement shall automatically terminate without a notice requirement to/from either party.

      c. DISABILITY. In the event that Executive becomes permanently disabled (as defined in the Company's Long Term Disability Plan), the Company shall have the right to terminate this Agreement and Executive's employment with the Company hereunder by giving written notice of termination to Executive. Such notice shall specify the date of termination, which date shall not be earlier than thirty (30) calendar days after such notice is given.

      d. WITHOUT CAUSE. The Company shall have the right to terminate this Agreement and Executive's employment with the Company at any time for any reason whatsoever (other than For Cause) on prior written notice to Executive.

      e. TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate this Agreement and Executive's employment with the Company for Good Reason. For purposes of this Agreement, Executive shall be deemed to have "Good Reason" if, the Company commits a material breach of its obligations under this Agreement and fails to cure such breach within twenty (20) business days following receipt of notice of such breach. Should Company dispute the validity of any such alleged Good Reason, the matter shall be finally determined in accordance with the arbitration provisions of Section 18 of this Agreement.

      f. TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Executive shall have the right to terminate this Agreement and Executive's employment with the Company at any time for any reason whatsoever by giving thirty (30) days' prior written notice to the Company; provided, however, that termination pursuant to this subsection 3(f) shall not be construed as termination pursuant to subsection 3(e).

4. COMPANY'S OBLIGATIONS UPON TERMINATION. Following the termination of Executive's employment under the circumstances described below, the Company shall pay Executive the following compensation and provide the following benefits, subject to Executive's compliance with Sections 5, 6, 7, 8, 9, and 10 hereof, in full satisfaction and final settlement of any and all claims and demands Executive then has or may have against the Company in connection herewith:

      a. TERMINATION FOR CAUSE. In the event that this Agreement and Executive's employment with the Company is terminated for Cause, then the Company shall pay to Executive's then current Base Salary earned through the date of termination and shall reimburse Executive for any expenses to which Executive is entitled to reimbursement under this Agreement.

      b. TERMINATION BY THE COMPANY DUE TO DEATH. In the event that the Company shall terminate this Agreement and Executive's employment with the Company in the event of Death under Section 3(b), then the Company shall pay to Executive's heirs and/or personal representatives, in addition to the amounts payable pursuant to
            Section 4(a) above, a pro-rated portion of the then scheduled Annual Bonus (with payout as determined by the Board in accordance with Section 1.g.ii. of this Agreement), which shall be calculated by multiplying the scheduled Annual Bonus (using the payout as determined by the Board in accordance with Section 1.g.ii. of this Agreement), by the quotient of (x) the number of calendar days from the start of the Annual Bonus period through the termination of Executive's employment divided by (y) 365, and the Company shall have no further payment obligation to Executive.

      c. TERMINATION BY THE COMPANY DUE TO DISABILITY. In the event that the Company shall terminate this Agreement and Executive's employment with the Company in the event of Disability under Section 3(c) above, then the Company shall (i) pay to Executive, in addition to the amounts payable pursuant to Section 4(a) above, a pro-rated portion of the Annual Bonus, which shall be calculated as set forth in Section 4(b) above, and (ii) pay the cost to continue Executive's medical insurance coverage under the Company's health plan as provided under COBRA for 12 months following such termination, and the Company shall have no further payment obligation to Executive.

      d. TERMINATION UPON THE NATURAL EXPIRATION OF THE EMPLOYMENT TERM OR NON-RENEWAL OF THE INITIAL EMPLOYMENT TERM OR ANY RENEWAL TERM. Upon the natural expiration of the Employment Term or upon the termination of the Initial Employment Term or any Renewal Term, on the last day thereof as a result of delivery of a Non-Renewal Notice by the Company, or Executive, the Company shall pay to Executive, in addition to the amounts payable pursuant to Section 4(a) above, a pro-rated portion of the Annual Bonus, which shall be calculated as set forth in Section 4(b) above. In addition, the Company shall pay to the Executive an amount equal to twenty-four (24) months of the Executive's then current salary as severance pay plus any unpaid prior fiscal year bonus. Thereafter the Company shall have no further payment obligation to Executive.

      e. TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. In the event that the Company shall terminate this Agreement and Executive's employment with the Company Without Cause pursuant to Section 3(d) or if Executive terminates Executive's employment with the Company for Good Reason pursuant to Section 3(e), in addition to the amounts payable pursuant to Section 4(a) above, the Company shall pay to the Executive a pro-rated portion of the Annual Bonus, which shall be calculated as set forth in Section 4(b) above and an amount equal to the greater of (1) the Executive's Base Salary corresponding to the remaining Term of this Agreement, or (2) twenty four (24) months of the Executive's then current Base Salary as severance pay plus any unpaid prior fiscal year bonus, and

            i. Such payment shall be due and payable to the Executive within ten (10) days after the Executive's termination; provided, however, at the Executive's election, such severance pay shall be paid at such intervals as Executive may request, and

            ii. The Executive shall also be entitled to any and all other accrued benefits to which he or she would otherwise be entitled under the Company's policy or as provided by law for a period of Twenty Four (24) months including but not limited to medical, dental, life, and disability insurance, and

            iii. Any stock options granted to Executive shall become 100% vested on the termination date and the exercise period shall be extended for twelve (12) months, provided that in no event shall the total payment due to Executive exceed those amounts set forth above. No further payment obligation shall be due to Executive, and Executive shall, as a condition of receiving such payment, fully release the Company from any further liability by Company to Executive.

            iv. Change in Control. If there is a "change of control" (defined as a merger, acquisition, or a significant change in the Board of Directors, or senior management, or a substantial shareholder ownership of the Company) that causes the Executive's position with the Company (i.e.: the Executive's salary, function, duties or responsibilities) to be of significantly less amount, dignity, responsibility, importance or scope from the position and attributes thereof immediately prior to such change in control, then Executive shall have the option of, within one year of such significant change, resigning his position with Company. If Executive resigns his position with Company, such event shall be deemed a Termination by Executive for Good Reason pursuant to this
                  Section 4(e).

5. MUTUAL TERMINATION. Notwithstanding anything to the contrary herein, the Company and the Executive may Jointly terminate this Agreement and the Employment relationship at any time upon mutual agreement, and upon terms mutually acceptable.

6. CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges access to certain Confidential Information (as defined below) and that such information constitutes valuable, special and unique property of the Company. Executive acknowledges that the Confidential Information is and shall remain the exclusive property of the Company. Executive agrees not to, at any time during the Employment Term, or at any time thereafter, disclose any Confidential Information to anyone outside the Company, or utilize any Confidential Information for Executive's own benefit or the benefit of any third party without the prior written consent of the Company. Executive further agrees that all memoranda, disks, files, notes, records or other documents which contain Confidential Information, whether in electronic form or hard copy, and whether created by Executive or others, which come into Executive's possession and wherever located, shall be and remain the exclusive property of the Company to be used by Executive only in the performance of Executive's obligations hereunder. Executive agrees that the foregoing restrictions shall apply whether or not such information is marked "Confidential," "Proprietary" or otherwise. For purposes hereof, "Confidential Information" shall mean and include all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or its business or operations, including without limitation any trade-secrets or know-how, computer software programs in both source code and object code form, any technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new markets), any operational or management guidelines, any cost, pricing or other financial data or projections, the identity and background of any customer, Executive, prospect, supplier or investor, and any other information that is to be treated as confidential because of any duty of confidentiality owed by the Company to a third party or any other information that the Company shall, in the ordinary course of business, possess or use and not release externally without restriction on use or disclosure.

7. RETURN OF DOCUMENTS AND PROPERTY. Upon the termination or expiration of this Agreement or Executive's Employment or at any other time upon the request of the Company, Executive (or Executive's heirs or personal representatives) (a) shall deliver to the Company all memoranda, disks, files, notes, records or other documents which contain or are based upon Confidential Information and shall not retain any copies thereof in any format or storage medium (including computer disk or memory) and (b) purge from any computer system in Executive's possession other than those owned by and returned to the Company, all computer files which contain or are based upon any Confidential Information and confirm such purging in writing to the Company.

8. NON-COMPETITION. Executive acknowledges that (a) the Company engages in a competitive business, (b) Executive's services and responsibilities are unique in character and are of particular significance to the Company, (c) Executive's position with the Company will place Executive in a position of confidence and trust with the customers, suppliers and Executives of the Company, and (d) Executive's position with the Company will provide Executive access to Confidential Information which is valuable and material to the business and competitive position to the Company. Executive therefore agrees that during the Employment Term and the period of one (1) year thereafter, regardless of the reason for expiration, non-renewal or termination, (the "Non-Compete Period"), Executive will not (other than as a director, Executive, agent or consultant of the Company), directly or indirectly, as an individual proprietor, partner, shareholder, officer, director, Executive, consultant, independent contractor, joint venturer, investor (with holdings of at least 5% of any security of any class of any business entity) or lender, participate in any business or enterprise engaged anywhere in the world in the design, development, manufacture, distribution or sale of any products or the provision of any services which are the same as, similar to or competitive with the products or services which the Company or any of its affiliates design, develop, manufacture, distribute, sell or provide or is then planning to design, develop, manufacture, distribute, sell or provide, in either case, at any time while Executive was employed by the Company, unless Executive shall have obtained the prior written consent of the Board of Directors of the Company.

9. NON-SOLICITATION. During the Non-Compete Period, Executive agrees not to, directly or indirectly, whether for Executive's own account or for the account of any other individual or entity: (a) attempt in any manner to solicit or sell to any Customer (as defined below) any products of the type developed, produced, marketed or sold or being developed, produced, marketed or sold by the Company while Executive was employed by the Company or any products competitive with such products or to persuade any Customer to cease to do business or reduce the amount of business which such Customer has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such Customer was originally established in whole or in part through Executive's efforts; (b) attempt in any manner to interfere with the relationship between the Company and any of its suppliers that have provided services or products to the Company at any time while Executive was a consultant to or employed by the Company; or (c) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an Executive or key person of or consultant to the Company or any of its affiliates at any time during the preceding twelve (12) month period, to terminate Executive's employment or key person's relationship with the Company or any of its affiliates or to become employed by Executive or any individual or entity by which Executive is employed, or interfere in any other way with the employment or other relationship of any Executive of or consultant to the Company or any of its affiliates. As used in this paragraph, the term "Customer" shall mean and include (i) anyone who was a customer of the Company or any of its present or future parents, subsidiaries or other affiliates on the Expiration Date or at any time during the two (2) years immediately preceding the Expiration Date, (ii) any prospective customer to whom any representative of the Company or any of its present or future parents, subsidiaries or other affiliates made a business presentation or sales pitch at any time during the one year period immediately preceding the Expiration Date and (iii) any prospective customer to whom any representative of the Company or any of its present or future parents, subsidiaries or other affiliates made a business presentation or sales pitch at any time within six months after the Expiration Date if the initial contact or discussion with such prospective customer relating to the sale of products occurred prior to the Expiration Date.

10. NON-DISPARAGEMENT. Executive agrees that at all times during and after the Employment Term, Executive will not engage in any conduct that is injurious to the reputation or interests of the Company or its affiliates, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about the Company or any of its affiliates, or any of their respective directors, officers, Executives or agents, or their respective operations, financial condition, prospects, content, products or services.

11.   INTELLECTUAL PROPERTY.

      a. OWNERSHIP OF DEVELOPMENTS. Executive acknowledges that all original works of authorship, inventions, improvements, discoveries, developments, concepts, software (including, without limitation, images, text, source code, object code, html code and scripts), databases and trade secrets and other original works, and any upgrades, modifications, improvements or enhancements to the foregoing and any related patents, patent applications, copyrights and copyright applications, which are created, made, conceived, developed or reduced to practice by Executive whether under Executive's direction or jointly with others during the (a) Employment Term and (b) since Executive's tenure first began with the Company and its predecessor company on April 1, 1988, or within one (1) year after the Expiration Date (whether or not during normal working hours, on the premises of the Company or any other location or using Company's equipment or personal equipment or Confidential Information), which relate to the present or anticipated business activities of the Company (all of which are collectively referred to as "Developments") are and shall remain the sole and exclusive property of the Company, and all right, title and interest therein, whether or not used by the Company, shall, from the inception of development, be exclusively and perpetually the property of the Company. Unless otherwise agreed to in writing by the Company, nothing in this or any agreement or in the course of dealing between Executive and the Company shall be construed to grant Executive or Executive's affiliates any ownership right, title or interest in or license to any of the Developments. Executive acknowledges that all Developments made by Executive (solely or with others) within the scope of Executive's duties hereunder and which are protectable by copyright are "works made for hire" within the meaning of the U.S. Copyright Act and any other U.S. and foreign laws relating to intellectual property. To the extent that any Developments shall not be deemed "works made for hire," Executive hereby irrevocably assigns, and herein appoints the Company as Executive's attorney in fact to perfect any such assignment, to the Company any of Executive's worldwide right, title or interest in and to all Developments and all intellectual property rights, including but not limited to all worldwide copyrights, trade secrets, patent rights and trademark rights, in and to all of the Developments, and any extensions and renewals thereof.

      b. OBLIGATIONS OF EXECUTIVE. Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Company, to evidence or better assure title to all Developments in the Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Developments and all other property owned or licensed by the Company or its affiliates, (c) assist the Company and its affiliates in obtaining, maintaining and enforcing for itself at its own expense United States and foreign patents, copyrights, trademark, trade secret or other protection of any and all Developments, and (d) promptly execute, whether during the Employment Term or thereafter, all applications, endorsements or other documents necessary or appropriate to maintain patents and other rights for the Company or its affiliates and to protect the title of the Company or its affiliates thereto, including but not limited to assignments of such patents, copyrights, trademark, trade secrets and other rights in accordance with Subsection (c) below.

      c. PATENT AND COPYRIGHT REGISTRATIONS. The Company and its nominees shall have the right to use and apply for common law and statutory protections of all Developments in any and all countries and jurisdictions. Furthermore, Executive agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Developments and any patents, copyrights, trademark and mask work rights or other intellectual property rights relating thereto in any and all countries and jurisdictions, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Developments, including all rights associated with works of authorship throughout the world, any copyrights, patents, mask work rights, trade secrets, or other intellectual property rights relating thereto or analogous to those set forth herein. Executive further agrees that Executive's obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive's mental or physical incapacity, Executive's refusal or for any other reason to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact, which designation and appointment is coupled with an interest, to act for and on Executive's behalf and stead, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent or copyright registrations thereon with the same legal force and effect as if executed by Executive. The foregoing rights shall also apply to any divisions, continuations, renewals, reissues and extensions of the foregoing, as applicable, now existing or hereafter filed, issued or acquired.

      d. PRIOR INVENTIONS RETAINED AND LICENSED. If any, attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were created, made, conceived, developed or reduced to practice by Executive prior to Executive's engagement with the Company which relate to the present or anticipated business activities of the Company and its affiliates (collectively, the "Prior Inventions"). The Prior Inventions shall belong to Executive and shall not be assigned to the Company hereunder. If no such Prior Inventions are listed on Exhibit A, Executive represents that there are no such Prior Inventions. If in the course of Executive's engagement with the Company, Executive incorporates into any invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such product, process or machine.

      e. INVENTIONS ASSIGNED TO THE UNITED STATES. Executive agrees to assign to the United States government all Executive's right, title, and interest in and to any and all Developments whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

      f. MAINTENANCE OF RECORDS. Executive agrees to keep and maintain adequate and current written records of all Developments made by Executive (solely or jointly with others) during the term of Executive's employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company, all of which shall be capable of use as intended by anyone Company designates at any time. The records shall be available to and remain the sole property of the Company at all times.

      g. ENFORCEABILITY OF RESTRICTIVE COVENANTS. Executive hereby acknowledges that the restrictions on Executive's activity contained in Sections 5, 6, 7, 8, 9, and 10 are necessary for the reasonable protection of the Company and are a material inducement to the Company entering into this Agreement. Executive further acknowledges that a breach or threatened breach of any such provisions would cause irreparable harm to the Company for which there is no adequate remedy at law. Executive agrees that in the event of any breach or threatened breach of any provision contained in Section 5, 6, 7, 8, 9, or 10 of this Agreement, the Company shall have the right, in addition to any other rights or remedies it may have, to seek injunctive relief without having to post bond or other security and without having to prove special damages or the inadequacy of the available remedies at law. The parties acknowledge that (a) the time, scope, geographic area and other provisions contained in Sections 5, 6, 7, 8, 9, and 10 are reasonable and necessary to protect the goodwill and business of the Company, (b) the customers of the Company may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area, and (c) the restrictions contained in Sections 5, 6, 7, 8, 9, and 10 will not prevent Executive from being employed or earning a livelihood. If any covenant contained in
            Section 5, 6, 7, 8, 9, and 10 is held to be unenforceable by reason of the time, scope or geographic area covered thereby, such covenant shall be interpreted to extend to the maximum time, scope or geographic area for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made. The existence of any claim or cause of action by Executive against the Company or any of its affiliates predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of any provision of Section 5, 6, 7, 8, 9, and 10.

12. CONFLICTS. Executive hereby represents and warrants to the Company that neither the execution or delivery of this Agreement by Executive nor the performance by Executive of Executive's duties hereunder shall constitute a default, breach or violation of any understanding, contract or commitment, written or oral, express or implied, to which Executive is a party or to which Executive is or may be bound, including, without limitation, any understanding, contract or commitment with any present or former employer. Executive hereby agrees to indemnify and hold the Company harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by the Company in connection with any default, breach or violation by Executive of any such understanding, contract or commitment.

13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that Executive may not assign any of Executive's rights or delegate any of Executive's duties hereunder without the prior written consent of the Company (which may be granted or withheld in the Company's sole and absolute discretion).

14. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated including that certain December 21, 2000 Employment Agreement as amended.

15. AMENDMENT. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of such amendment, supplement or modification is sought.

16. SURVIVAL. The provisions of Sections 5 through 24 hereof shall survive the termination or expiration of this Agreement.

17. NOTICE. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given
      (a) upon delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

      If to Executive, to:         Alan Tuchman
                                   7686 N.W. 116 Lane
                                   Parkland, Florida 33076

      If to the Company, to:       AEC One Stop Group, Inc.
                                   4250 Coral Ridge Drive
                                   Coral Springs, FL 33065

                                   Attn: (1) CEO
                                         (2) Legal Dept.

      Any party may change the address to which notice shall be sent by giving notice of such change of address to the other parties in the manner provided above.

18. WAIVERS. The failure or delay of any party to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver, by such party, of any succeeding breach of such provision or a waiver, by such party, of a breach of any other provision. The granting of any consent or approval by any party in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

19. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, including the making, interpretation or breach thereof, or the employment or termination of employment of Executive shall be resolved by expedited arbitration in Ft. Lauderdale, Florida in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having Jurisdiction thereof, and any party to the arbitration may, if such party so elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator(s) shall include, but not be limited to, the awarding of injunctive relief. Each party shall bear his or its own attorneys' fees and expenses, and the parties shall bear equally all other costs and expenses of the arbitration. The provisions of this Section 18 shall survive the termination of this Agreement.

20. SEVERABILITY. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

21. SECTION HEADINGS. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23. NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day shall be deemed the next day which is not a Saturday, Sunday or such holiday.

24. ATTORNEYS' FEES. In any action brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the "prevailing party" shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and "attorneys' fees" shall include, without limitation, the actual attorneys' fees incurred in retaining counsel for advice, negotiations, suit, or other legal proceeding, including mediation and arbitration.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

      DATE OF AGREEMENT ("EFFECTIVE DATE"): January 1, 2004

COMPANY                                   EXECUTIVE
Alliance Entertainment Corp.              Alan Tuchman

By: /s/ Tony Schnug                      Signature: /s/ Alan Tuchman
   -----------------------------                    ---------------------------
      Signature

Tony Schnug                               Alan Tuchman
---------------------------------         -------------------------------------
Print Name                                Print Name


Its Chairman, CEO                         Address:  7686 N W. 116 Lane
    -----------------------------                 ------------------------------
    Title                                           Parkland, FL 33076
                                          --------------------------------------

                                    EXHIBIT A

NO PRIOR INVENTIONS

                                      -15-